AGREEMENT

     Agreement made and entered into the 20th day of Octobar, 1999 by and among Irwin Management Corporation, a Colorado corporation with offices as 7706 East Napa Place, Denver, Colorado ("IMC") Irwin Krushansky, residing at 7706 East Napa Place, Denver, Colorado ("Krushansky"), Milton Polland, residing at 10445 Wilshire Blvd. # 204, Los Angeles, CA 90024 ("Milton"), Peter Polland residing at 10445 Wilshire Blvd #204, Los Angeles, CA 90024 ("Peter") and Central Pacific Assurance, Ltd. a California corporation with offices at 10445 Wilshire Blvd. # 204, Los Angeles, CA 90024 ("Central") (all of the foregoing sometime collectively referred to as "Sellers") and Glenn A Little, residing at 211 West Wall, Midland Texas, 79701 ("Purchaser").

     WHEREAS, Sellers are the record owners of 4,150,000 shares of Common Stock of Pacific Development Corporation, a Colorado corporation (the "Company") as follows: IMC 2,700,000 shares; Krushansky 1,200,000 shares; Milton 75,OOO shares, Peter 75,000 shares and Central 100,000 shares, all of which shares represent 60.5% of the issued and outstanding shares of the Company (the "Shares"); and

     WHEREAS, Sellers desire to sell the shares to Purchaser and Purchaser desires to purchase the Shares from Sellers for an aggregate purchase price of $106,250;

     NOW, THEREFORE, in consideration of the terms and conditions herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. IMC hereby agrees to sell, assign, transfer, set over and convey to Purchaser 2,700,000 Shares of the Company's common stock, free and clear of all claims, liens, charges or encumbrances and Purchaser hereby agrees to purchase said Shares from IMC for an aggregate purchase price of $70,000.

     2. Krushansky hereby agrees to sell, assign, transfer, set over and convey to Purchaser 1,200,000 Shares of the Company's common stock, free and clear of all claims, liens, charges or encumbrances and Purchaser hereby agrees to purchase said shares from Krushansky for an aggregate purchase price of $30,000.

     3. Milton hereby agrees to sell, assign, transfer, set over and convey to Purchaser 75,000 Shares of the Company's common stock, free and clear of all claims, liens, charges or encumbrances and Purchaser hereby agrees to purchase said Shares from Milton for an aggregate purchase price of $1,875.

     4. Peter hereby agrees to sell, assign, transfer, set over and convey to Purchaser 75,000 Shares of the Company' a common stock, free and clear of all claims, liens, charges or encumbrances and Purchaser hereby agrees to purchase said Shares from Peter for an aggregate purchase price of $1,875.



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     5. Central hereby agrees to sell, assign,  transfer, set over and convey to
Purchaser 100,000 Shares of the Company's common stock, free and clear of all claims, liens, charges or encumbrances and Purchaser hereby agrees to purchase said Shares from Central for an aggregate purchase price of $2,500.

     6. The aggregate purchase price of $106,250 will be paid to the Sellers as follows: Upon execution of this Agreement IMC shall deliver certificates for its shares with medallion guaranteed stock powers to Purchaser's attorney, Steven L. Siskind to be held in escrow, and a $25,000 non-refundable deposit toward of the purchase price will be paid to IMC via wire transfer as instructed by IMC. Also, simultaneously upon execution of this Agreement, Sellers will deliver resignations of the Company's officers and directors to Purchaser's attorney, Steven L. Siskind, 645 Fifth Avenue, Suite 403, New York, NY 10022, to be held in escrow pending the balance of payment of the purchase price to Sellers. Purchaser shall wire transfer the balance of $81,250 to said attorney on or before November 15, 1999, provided the shares and resignations have been delivered and are being held in escrow, as set forth above. Purchaser's attorney shall then deliver the balance of the purchase price to Sellers by wire transfer or an directed by Sellers on or before November 15, 1999, and simultaneously deliver the shares and resignations to Purchaser.

     7. In the event the balance of the purchase price in not paid by November 15, 1999, the shares and resignations shall be returned to the respective sellers and this Agreement shall be null and void.

     8. Sellers hereby represent and warrant to Purchaser as follows:

          (a) Sellers are the record holders and sole beneficial owners of the said Shares, which Shares are free and clear of any claims, liens, pledges, options, charges, security interest or encumbrances of any nature whatsoever.

          (b) The transfer of said shares to Purchaser will not be in violation of any agreement of any kind, whatsoever, and Sellers have the absolute and unconditional right to transfer or dispose of such Shares.

          (c) There are no consents, approvals or authorizations required by Sellers in connection with the execution and delivery of this Agreement and the sale of such Shares to Purchaser.

          (d) The Company is duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full power and authority to conduct its business as presently conducted and is qualified and in good


                                        2



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               standing  under  the  laws  of  any   jurisdiction   where  such
               qualification in required, and has no subsidiaries or equity interest in any other entity.

          (e) The execution sad delivery of this Agreement and the consummation of the transaction met forth herein dose not violate the Certificate of Incorporation or the By-laws of the Company or any law, regulation or other' restriction applicable to the Company or conflict with or result in any breach of or cause a default in any instrument, contract, license or other agreement to which sellers or the Company are a party or to which any of the Company's assets are subject.

     9. Sellers warrant and represent to Purchaser that the Company is a clean trading, reporting public company, and is current in all filings with the securities and Exchange Commission. The Company has 100,000,000 shares of common stock, par value $.001 per share authorized and as of the date hereof, 6,863,380 shares are issued and outstanding, held of record by approximately 331 shareholders.

     10. Following the Closing of the purchase of the Shares hereunder, Purchaser shall cause a reverse stock split an the basis of 100 shares for One share, to be effectuated, and will thereafter enter into a letter of intent for a reverse merger agreement between the Company and a private company. As a condition of the reverse merger agreement, Purchaser agrees that Krushansky shall be engaged as a consultant to the Company, and in consideration for his services, shall receive 20,000 shares of common stock, registered on Form S-8 at the Company's expense.

     11. The escrow-agent shall not be liable for any error in judgment or for any act done or step taken or omitted in good faith or for any mistake of fact or law, except for his own gross negligence or wilful misconduct. The parties acknowledge that the escrow agent in merely a stake holder and upon payment of the purchase price to the Sellers, the escrow agent shall be fully released from all liability and obligations with respect to this escrow.

     12. The parties hereto agree Jointly to defend, indemnify and hold the escrow agent harmless against and from any claim, judgment, loom, liability. cost or expense resulting from any dispute or litigation arising out of or concerning him duties or services hereunder, This indemnity includes, without limitation, disbursements and reasonable attorneys I f see, either paid to retain attorneys or representing the fair value of legal services rendered by the escrow, agent you for himself.

     13. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.


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     14. This Agreement  constitutes the entire agreement between the parties in respect of the subject matter hereof, and supersedes all previous agreement, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

     15. A11 of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, transferees, successors, and assigns.


     16. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

     IN WITNESS WHEREOF, the parties hereto have met their hands and seals as of the date and year above first written.

                                          SELLERS:

PURCHASER:                                Irwin Management Corporation


                                          By:  /s/  Irwin Krushansky
/s/ Glenn A. Little                            --------------------------------
-------------------                                 Irwin Krushansky, President
    Glenn A. Little

                                               /s/  Irwin Krushansky
                                               --------------------------------
                                                    Irwin Krushansky


Escrow Agent:

                                          Central Pacific Assurnace, Ltd.

/s/ Steven L. Siskind
---------------------
    Steven L. Siskind                     By:  /s/  Milton A. Polland
                                               --------------------------------
                                                    Milton Polland, President

                                               /s/  Milton A. Polland
                                               --------------------------------
                                                    Milton Polland

                                               /s/  Peter Polland
                                               --------------------------------
                                                    Peter Polland